Exhibit 10.12

FIRST FINANCIAL CORPORATION

2011 OMNIBUS EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), made and executed as of the 3rd day of February, 2012, between First Financial Corporation, an Indiana corporation (the “Company”), and                           , an officer or employee of the Company or one of its Subsidiaries (the “Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the First Financial Corporation 2011 Omnibus Equity Incentive Plan (the “Plan”) to focus the efforts of key employees of the Company and its Subsidiaries on continued improvement in the profitability of the Company and its Subsidiaries with the objective of providing an adequate return to shareholders on their investment in the Company while at the same time assuring that Awards under the Plan, in combination with the Company’s other compensation programs: (a) provide Participants incentives that appropriately balance risk and reward; (b) are compatible with effective controls and risk-management; and (c) are supported by strong oversight of the Board as delegated to the Committee; and

WHEREAS, in 2011, the Committee timely established Performance Goals for calendar year 2011 for purposes of making Awards to Eligible Employees in 2012 should it decide to do so; and

WHEREAS, on February 3, 2012 the Committee determined the Performance Goals set for 2011 were met and that the Committee should grant Restricted Stock to Eligible Employees subject to the terms and conditions of an Award Agreement; and

WHEREAS, the Participant has been designated by the Committee as an individual to whom Restricted Stock should be granted as determined from the duties performed, the initiative and industry of the Participant, and his or her potential contribution to the future development, growth and prosperity of the Company;

WHEREAS, all provisions of the Plan, including defined terms, are incorporated herein and are expressly made a part of this Agreement by reference;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Participant agree as follows:

1.             Award of Restricted Stock.  The Company hereby makes an Award of                            shares of Restricted Stock to the Participant (the “Restricted Stock”), which is the equivalent of $                           (the dollar value of the Award calculated based on the Company’s 2011 performance against the Performance Goals) divided by $36.88 (the mean between the highest and lowest quoted selling prices of the common stock of the Company as reported on NASDAQ on February 3, 2012) and rounded down to the nearest whole number.  The Grant Date of this Award is February 3, 2012.  The Participant hereby acknowledges that he or she has received a copy of the Plan.

2.             Performance Period.  The Performance Period set by the Committee for purposes of making Awards in 2012 commenced on January 1, 2011 and ended on December 31, 2011.

3.             Performance Goals.  The Performance Goals for the Performance Period are set forth in Exhibit A.

4.             Earning of Restricted Stock.  Prior to making the Award, the Committee determined the Performance Goals for the Performance Period were met at the Maximum level of performance.  Accordingly, the Award is treated as fully earned as of December 31, 2011.

5.             Period of Restriction and Vesting.  The Period of Restriction will begin on the date as of which the Award was earned and end, except as otherwise provided in Sections 3 and 4 of this Agreement, on the date shares of Restricted Stock become vested.  For purposes of this Agreement, the shares of Restricted Stock will become vested, to the extent they were earned pursuant to Section 4, in accordance with the following schedule provided the Participant is employed by the Company or a Subsidiary on such date:

Anniversary of Earning Date	Vested Percentage
1st	33%
2nd	66%
3rd	100%

In the event a Participant has a Termination of Service before the end of the Period of Restriction, he will forfeit his Restricted Stock Award unless he has a Termination of Service for one of the following reasons, in which case he will become 100 percent vested:

(a)                                 The Participant died;

(b)                                 The Participant incurred a Disability;

(c)                                  The Participant Retired;

(d)                                 The Participant terminated employment for Good Reason; or

(e)                                  The Participant’s employment was terminated without Cause.

6.             Change in Control.  If in the event of a Change in Control, a successor to the Company or any person acquiring control of the Company does not agree to be bound by the terms of the Plan and this Agreement, then the Restricted Stock shall be 100 percent earned and vested upon the date of the Change in Control.  However, if the successor to the Company or any person acquiring control of the Company agrees to be bound by the terms of the Plan and this Agreement, then the Restricted Stock will continue to be earned and vested in accordance with this Agreement.

7.             Pass-Through of Dividends and Voting Rights.  Unless otherwise determined by the Committee in its sole discretion, after an Award of Restricted Stock has been earned, the Participant shall be entitled to (a) receive all cash dividends paid with respect to the Restricted Stock, and (b) exercise all voting rights associated with the Restricted Stock, regardless of whether the Period of Restriction has lapsed.

8.             Code Section 83(b) Election.  The Participant is permitted to make an election with respect to the Restricted Stock under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”).  If the Participant makes an election under Code Section 83(b), then the Participant shall provide a copy of such election to the Company within 30 days following the date of this Agreement.

9.             Participant’s Representations.  The Participant represents to the Company that the terms and arrangements relating to the grant of Restricted Stock have been arrived at or made through direct communication with the Company or a person acting in its behalf and the Participant, and such terms are based solely on this Agreement and the Plan.

10.          Nontransferability.  Until the end of the Period of Restriction, the Restricted Stock cannot be (a) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, or (b) subject to execution, attachment or similar process.  Any attempted or purported transfer of Restricted Stock in contravention of this Section or the Plan shall be null and void and of no force or effect whatsoever.

11.          Issuance of Shares.  At or within a reasonable period of time following execution of this Agreement, the Company shall issue, in book entry form, the Restricted Stock.  Within 75 days following the date shares of Restricted Stock becomes vested, the Company shall issue to the Participant or his beneficiary a certificate for the number of shares of Restricted Stock earned under Exhibit A, less any withholding required by Section 12 of this Agreement.

12.          Income and Employment Tax Withholding.  The Participant shall be solely responsible for paying to the Company all required federal, state, city and local income and employment taxes which arise on the expiration of the Period of Restriction and the vesting of the shares of Restricted Stock.  The Committee, in its sole discretion and subject to such rules as it may adopt, may require the Participant to satisfy any withholding tax obligation by having the Company retain shares of Restricted Stock which have a Fair Market Value, determined as of the date of the issuance of such Restricted Stock to the Participant, equal to the amount actually withheld to pay the taxes.

13.          Clawback of Awards.  In the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under securities laws, and Restricted Stock became vested based on the erroneous data within three years preceding the date of the accounting restatement, then the Participant is required to repay the Company the excess (in either cash or shares of Company stock) which would not have been paid to the Participant under the accounting restatement.

14.          Mitigation of Excise Tax.  The Participant acknowledges that the Restricted Stock issued hereunder is subject to reduction by the Committee for the reasons specified in Section 14.11 of the Plan.

15.          Indemnity.  The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by Participant to the Company or any failure on the part of the Participant to perform any agreements contained herein.  The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with the Participant’s participation in the Plan.

16.          Financial Information.  The Company hereby undertakes to deliver to the Participant, at such time as they become available and so long as the Period of Restriction has not expired and the Restricted Stock has not been forfeited, a balance sheet and income statement of the Company with respect to any fiscal year of the Company ending on or after the date of this Agreement.

17.          Changes in Shares.  In the event of any change in the Shares, as described in Section 4.7 of the Plan, the Committee shall make appropriate adjustment or substitution in the shares of Restricted

Stock, all as provided in the Plan.  The Committee’s determination in this respect shall be final and binding upon all parties.

18.          Effect of Headings.  The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

19.          Gender and Number.  Where the context permits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

20.          Controlling Laws.  Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.

21.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Restricted Stock Award Agreement to be executed as of the day and year first above written.

FIRST FINANCIAL CORPORATION

By:

PARTICIPANT